UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Thor Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Thor Industries, Inc.

601 East Beardsley Avenue

Elkhart, IN 46514

ADDITIONAL MATERIALS

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on December 18, 2020

On November 5, 2020, Thor Industries, Inc. (the “Company”) filed its proxy statement (the “Proxy Statement”) relating to its 2020 Annual Meeting of Shareholders (the “Annual Meeting”) with the Securities and Exchange Commission (the “SEC”), and made the Proxy Statement available on the Internet on that same day. Subsequent to the preparation of the Proxy Statement, the Board of Directors of the Company (the “Board”) increased the size of our Board to ten (10) directors and elected, effective as of November 1, 2020, William J. Kelley Jr. as a director of the Company with a term set to expire at the 2020 Annual Meeting of Shareholders. Consistent with the discussion in our Proxy Statement, the Company elected Mr. Kelley as a part of our Board transition and refreshment policy. In connection with Mr. Kelley’s election to the Board, the Board determined that Mr. Kelley is an “independent” director as that term is defined by both NYSE listing standards and our own governance guidelines and appointed Mr. Kelley to the Compensation and Development Committee and the Audit Committee of the Board, also effective as of November 1, 2020.

These additional materials have been prepared to provide shareholders with information regarding the Company’s new director that would have been included in the Proxy Statement had Mr. Kelley been elected prior to the preparation of the Proxy Statement, to include Mr. Kelley as a nominee for election as a director at our Annual Meeting and to file our Notice of Availability of Proxy Materials and Proxy Card. The Board recommends that the Shareholders vote for Mr. Kelley’s election.

These additional materials do not change the other proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

Business Experience of Mr. Kelley

Since February 2020, Mr. Kelley has served as Executive Vice President and Chief Financial Officer of TreeHouse Foods, Inc. (“TreeHouse”), a leading manufacturer and distributor of private label packaged foods and beverages in North America. He previously served as Interim Chief Financial Officer of TreeHouse since November 2019. From May 2018 to November 2019, he was TreeHouse’s Senior Vice President, Corporate and Operations, Finance. A food industry veteran, Mr. Kelley joined TreeHouse in 2016 as Vice President Finance and Corporate Controller. Prior to joining TreeHouse, Mr. Kelley was with food and beverage company The Kraft Heinz Company (“Kraft”) as Head of Global Internal Audit.

Before Kraft, he was employed by The Hillshire Brands Company, as Senior Vice President, Corporate Controller and Chief Accounting Officer. Prior to Hillshire, Mr. Kelley held several senior roles of increasing responsibility at USG Corporation, PepsiAmericas, Arthur Andersen, and Cargill, Inc. Mr. Kelley holds a B.A. in Accounting from Clark Atlanta University and an MBA in Accounting and Strategy from the University of Chicago. Mr. Kelley serves on two non-profit boards in the Chicago area. He is active at Chicago Youth Centers, serving as a Board Member, Member of the Investment Committee, and former Treasurer and Chair of the Finance Committee. He also dedicates his time to the Chicago Children’s Museum as a Board Member, Vice Chair of the Finance Committee and former Co-Chair of the Annual Gala. We believe that Mr. Kelley extensive fiscal and enterprise risk management experience overseeing finance, accounting and controls at the leadership level for Fortune 500 companies makes him well-qualified to serve as a director.

Compensation and Other Arrangements with Mr. Kelley

Mr. Kelley will participate in the Company’s compensation arrangements for independent non-employee directors of the Company, as further described in the Proxy Statement under “Director Compensation.” This compensation generally consists of an annual cash retainer of $170,000, payable quarterly, reimbursement of relevant expenses and an annual award of restricted stock units, which vest on the first anniversary of the date of grant. The Company will indemnify Mr. Kelley from liability related to his service to the same extent as its other non-employee directors.

The Company is unaware of any arrangements or understandings between Mr. Kelley and any other person pursuant to which he was selected as a director of the Company, and there have been no transactions since the beginning of the Company’s last fiscal year, or that are currently proposed, relating to Mr. Kelley that are required to be disclosed by Item 404(a) of Regulation S-K.

Stock Ownership of Mr. Kelley

As of the record date disclosed in the Proxy Statement and as of November 5, 2020, Mr. Kelley does not beneficially own any shares of common stock of the Company.

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